Exhibit 99.1

Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Dianne Pascarella (investors)
212.986.6667

EDCI Holdings, Inc. Announces Updated Information Regarding Share
Repurchase Program

NEW YORK – September 23, 2008 – EDCI Holdings, Inc. (NASDAQ: EDCI) (“EDCI”), recently formed holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply change services to the home entertainment market, today provided updated information regarding its common stock repurchase program previously announced in June 2008.

The program authorized the repurchase of up to 1 million shares of common stock over the next 12 months. The repurchase program has resulted in the purchase by EDCI of a total of 74,794 shares for an aggregate purchase price of $361,447 to date. The Securities and Exchange Commission recently published temporary rules relaxing the timing and volume restrictions of Rule 10b-18 to give publicly-held companies the opportunity to provide an important source of liquidity in these unusual times. In light of these rule changes, EDCI intends to use its repurchase program to purchase the maximum number of shares available each day in accordance with Rule 10b-18 and all other applicable rules and regulations, and subject to limitations applicable for protection of EDCI’s net operating losses, through the end of September.

EDCI currently has 6,794,642 total shares outstanding. EDCI’s unrestricted net operating losses were approximately $278 million as of December 31, 2007 and do not begin to expire for the most part until 2019.

As has previously been reported, EDCI remains open to the exploration of strategic opportunities for EDC, LLC and is continuing discussions with regard to certain transactions. These discussions, however, are unlikely to involve a divestiture of EDC, LLC in the near future. Any party considering investing in or selling common stock of EDCI should be aware that a strategic transaction involving EDC, LLC or its assets may be announced as a result of the ongoing discussions described above, although no assurances can be made that any transaction will be announced or consummated.

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About Entertainment Distribution Company
EDCI Holdings, Inc. (NASDAQ: EDCI) is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply chain services to the home entertainment market. EDC, LLC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movies and gaming companies. Headquartered in New York, EDC, LLC’s operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.